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                                                                     EXHIBIT 4.9

NOTE SERIES 99-A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN PURCHASE AGREEMENT THEREFOR BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF.

                          (ALL AMOUNTS IN U.S. DOLLARS)

                           NORRIS COMMUNICATIONS, INC.

                        15% SUBORDINATED PROMISSORY NOTE

                              Due December 31, 1999

Note Date: _________________                                US$_____________. 00
San Diego, California

         FOR VALUE RECEIVED, Norris Communications, Inc., the undersigned Delaware corporation (together with all successors, the "Company"), hereby promises to pay to the order of

         Payee:        _______________________________
                       or his, her or its successors or assigns
                       (collectively, "Noteholder") at

         Address:


or at such other address or addresses as Noteholder may subsequently designate in writing to the Company, the principal sum of ________________ and NO/100 Dollars ($______________.00), due and payable in one installment on December 31, 1999 ("Maturity Date"), plus simple interest thereon at the rate of fifteen percent (15.00%) per annum, in lawful monies of the United States of America. Interest shall be computed on a 360 day year and 30 day months and shall accrue and be payable quarterly on the last day of each calendar quarter, commencing on March 31, 1999, until this Note is paid in full ("Interest Date"). If an Interest Date or the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. This Note is one of a duly authorized issue of Notes of the Company designated as its 15% Subordinated Promissory Notes (herein called the "Notes"), limited in aggregate principal amount to $500,000.

         1. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. Payments received shall be imputed first to late or penalty charges, if any, then due, next to interest payments then due, and next to the remaining unpaid principal balance.

         An "Event of Default" occurs if (a) the Company does not make the payment of interest or principal of this Note when the same becomes due and payable and such default shall continue for a period of fifteen (15) calendar



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days, (b) the Company fails to comply with any of its other agreements in this
Note that do not otherwise have separate remedies or provisions and such failure continues for the period and after the notice specified below, (c) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the
Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A default above is not an Event of Default until the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within sixty (60) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default." If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately; provided, however, that the holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences.

         2. The Company may prepay this Note at any time and from time to time, in whole or in part, without any penalty or premium and without the prior written agreement of Noteholder. Any prepayment of this Note shall be applied first against any accrued interest and then against principal. Upon payment in full of the principal amount of this Note and interest thereon, the Noteholder shall surrender this Note for cancellation. The Company shall only make principal reductions or prepayments pro rata among the Noteholders of this series. Likewise any Noteholder who receives any payments or proceeds from any enforcement of a security interest or any distribution in connection with a bankruptcy, liquidation, reorganization, dissolution, winding-up or similar proceedings, shall be obligated to pro rate such amounts among the other Noteholders of this series as provided in the Purchase Agreement between the Company and the original holder hereof.

         3. "Senior Indebtedness" means the principal of and premium, if any, and interest on indebtedness of the Company or any subsidiary, whether outstanding on the date of issuance of this Note or thereafter created, incurred or assumed for money borrowed from (a) banks, insurance companies, financial institutions or other persons which regularly engage in the business of lending money, unless the instrument creating such indebtedness shall specifically designate such indebtedness as not being senior in right of payment to the Notes, or (b) such other persons as to which indebtedness the Board of Directors of the Company shall designate as senior in right of payment to the Notes. This Note shall be subordinate to $450,000 of 12% Secured Promissory Notes due September 30, 1999. The Board of Directors have designated this series of 15% Subordinated Promissory Notes as senior in preference to the $1,000,000 of 12% Convertible Promissory Notes with Limited Guaranty due May 15, 1999 currently outstanding.

         The Company agrees, and each Noteholder, by acceptance hereof likewise agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that, except as otherwise provided herein, upon (i) an event of default under any Senior Indebtedness, or (ii) any dissolution, winding up or liquidation of the Company, whether or not in bankruptcy, insolvency or receivership proceeding, the Company shall not pay, and the Noteholder shall not be entitled to receive, any amount in respect of the principal and interest of this Note unless and until the Senior Indebtedness shall have been paid or otherwise discharged. Upon (A) an event of default under any Senior Indebtedness, or (B) any dissolution, winding up or liquidation of the Company, any payment or distribution of assets of the Company, which the Noteholder would be entitled to receive but for the provisions hereof, shall be paid by the Custodian directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of any Senior Indebtedness. Subject to the payment in full of the Senior Indebtedness and until this Note is paid in full, the Noteholder shall be subrogated to the rights of the holders of the Senior Indebtedness (to the extent of payments or



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distributions previously made to the holders of Senior Indebtedness pursuant hereto) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.

         In the event that any Event of Default shall occur and as a result this
Note is declared due and payable, and such declaration shall not have been rescinded or annulled, the Company shall not make any payment on account of the principal of or interest on this Note unless at least ninety (90) days shall have elapsed after said declaration and unless all principal of and interest on Senior Indebtedness due at the time of such payment (whether by acceleration of the maturity thereof or otherwise) shall first be paid in full.

         Nothing contained in this Note is intended to impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Noteholder of this Note, the unconditional and absolute obligation of the Company to pay the principal of and interest on this Note or affect the relative rights of the holder of this Note and the other creditors of the Company, other than the holders of Senior Indebtedness. Nothing in this Note shall prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy.

         4. This Note is being issued in conjunction with certain warrants. A portion of the original issue price of this investment unit (consisting of this Note and its associated warrants) has been allocated to these warrants. The original issue price of this Note is therefore less than its principal amount. Because the excess of the principal amount of this Note over its original issue price is less than (a) one-quarter of one percent of this Note's principal amount (b) multiplied by the number of complete years to this Note's maturity, this Note will not have "original issue discount" as that phrase is defined for United States income tax purposes. Any Noteholder may contact the Company's Chief Financial Officer, Treasurer or Chief Accounting Officer at its principal office (or such other address as the Company shall subsequently furnish to the Noteholder) for further information concerning the computation of original issue discount under the terms of this Note.

         5. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new
Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note of like tenor in place of the original Note if the Noteholder so requests by written notice to the Company together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request. The Company in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Company deems satisfactory.

         6. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this
Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Noteholder.

         7. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of Holder, at Holder's address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or
(b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

         8. The Company hereby waives present, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.



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         9. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

         10. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this
Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         IN WITNESS WHEREOF, the undersigned Company has executed this Note and has affixed hereto its corporate seal.

                                        NORRIS COMMUNICATIONS, INC.


                                        By  /s/ ALFRED H. FALK
                                           -------------------------------------
                                           AUTHORIZED OFFICER


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